SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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AARON’S, INC.

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FOR IMMEDIATE RELEASE

Aaron’s, Inc. Board Asks Shareholders to Approve Declassification

ATLANTA, May 12, 2014 – Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that the Aaron’s Board of Directors has unanimously voted to amend the Company’s bylaws to declassify the Board, subject to the approval of Aaron’s shareholders. The Board will ask shareholders to approve this bylaw amendment at Aaron’s Annual Meeting on June 10, 2014. Shareholders will receive information on the proposal to declassify the Board in the 2014 proxy statement to be mailed in the coming days.

“Aaron’s has a long history of strong corporate governance and responsiveness to shareholders,” said Ray Robinson, Chairman of the Aaron’s Board of Directors. “As a result of shareholder input and the Board’s ongoing review of its governance practices, the Board believes that declassification is in the best interest of Aaron’s and its shareholders.”

If the bylaw amendment to declassify the Board is approved, nominees for the class of directors whose terms expire at the 2014 meeting will be elected for one-year terms, and, at subsequent annual meetings, director nominees will be elected for one-year terms.

The Aaron’s Board of Directors has made a number of recent enhancements to its corporate governance practices, including adopting majority voting in uncontested elections.

Greenberg Traurig, LLP is serving as lead legal advisor and The Blackstone Group and Goldman, Sachs & Co. are serving as financial advisors to Aaron’s.

About Aaron’s, Inc.

Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 2,130 Company-operated and franchised stores in 48 states and Canada. Aaron’s was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron’s, Inc. includes the Aarons.com and ShopHomeSmart.com brands.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, forecasts and assumptions of Aaron’s that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include: changes in general economic conditions; the impact of competition; the impact of litigation; changes to customer demand; Aaron’s ability to maintain customer privacy and information security; the cost and time required of Aaron’s management and employees and general disruption to Aaron’s operations associated with responding to any potential proxy contest; the ability to achieve expected synergies and operating efficiencies from the acquisition; the ability to successfully integrate Progressive’s operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the acquisition may be lower than expected; operating costs, customer loss and business disruption may be greater than expected following the acquisition; the retention of certain key employees at Progressive; the amount of the costs, fees, expenses and charges related to the acquisition, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Aaron’s assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contacts:

Gilbert L. Danielson

Executive Vice President, Chief Financial Officer

404-231-0011

Garet Hayes

Director of Public Relations

678-402-3863

Steve Frankel / Tim Lynch / James Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449